Exhibit 10.6

3930 Freedom Circle, Suite 101

Santa Clara, CA 95054 USA

(408) 387-5000 Tel

(408) 387-5099 Fax

OFFER LETTER – FULL-TIME/EXEMPT POSITION

September 30, 2005

Arogyswami Paulraj

Re:	Employment Terms

Dear Arogyswami:

Beceem Communications Inc. (the “Company”) is pleased to confirm your change in part-time employment, effective October 1, 2005, as Chief Technical Officer based on the following terms.

In your position, you will be responsible for all aspects of innovation and technology development. You will report directly to the CEO, Shahin Hedayat. The Company, however, may change your position, duties, and work location as it deems necessary. In this role, your part-time schedule will be based on an 80% time commitment versus the current commitment of 50%.

Your base salary will be at the rate of $154,000 (One Hundred Fifty-Four Thousand Dollars) per year, less payroll deductions and all required withholdings. You will be paid semi-monthly, and will be expected to work a part-time schedule as described above. The Company’s normal working hours for salaried employees are from 8:00 a.m. to 6:00 p.m., Monday through Friday. As an exempt, salaried employee, you may be expected to work additional hours as required by the nature of your work assignments, and will not be eligible for overtime pay.

As part of your compensation package, you will be eligible to participate in the company’s 401k plan that may be provided from time to time and will be eligible for holiday pay for any holidays which fall on a regularly scheduled work-day (i.e. a holiday that falls on a work day which was part of your regular part-time schedule). Detailed descriptions of these benefit plans are available in our written plan materials and will be provided to you upon commencement of employment. The Company may modify compensation and benefits from time to time as it deems necessary.

As a condition of your employment, you will be expected to abide by the Company’s policies and procedures and sign and abide by the enclosed Employee Proprietary Information Agreement which, among other things, prohibits unauthorized use or disclosure of the Company’s proprietary information. In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or property of any former employer or other third party. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, or which is common knowledge in the industry, otherwise legally in the public domain, or provided or developed by the Company or by you on behalf of the Company.

Your employment with the Company remains at all times “at-will,” which means that both you and the Company retain the right to terminate your employment at any time, with or without cause or advance notice.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This offer is also contingent upon the satisfactory completion of reference checks.

This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms of this letter supersede any other agreement, representation, or promise made to you by anyone, whether oral or written, and they cannot be changed except in a written agreement signed by you and the Company’s president.

Your employment change will take place effectively October 1, 2005.

Sincerely,

BECEEM COMMUNICATIONS INC.

/s/ Shahin Hedayat
Shahin Hedayat
CEO

UNDERSTOOD AND ACCEPTED:

/s/ Arogyaswami Paulraj

9/30/05
Date